EXHIBIT 10.1

Amendment No. 11

to

Employment Agreement of David Schaeffer

This amendment (“Amendment”) is made by and among Cogent Communications Holdings, Inc. (“Holdings”), Cogent Communications, LLC (the “Company”) and David Schaeffer (“Executive”). This Amendment amends the Employment Agreement between the Company and Executive dated February 7, 2000 as amended.

1.	The second and third sentences of Section 2 are replaced with the following:

The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2028, unless earlier terminated as provided in Section 6.

2.	Section 5(a) (“Annual Base Salary”) is replaced with the following:

During the Term, the Executive shall receive a base salary at a rate of $1,000,000 per annum (the “Annual Base Salary”), paid in accordance with the Company’s general payroll practices for executives but no less frequently than monthly. No less frequently than annually during the Term, the Board and the Committee shall review the rate of Annual Base Salary payable to the Executive, and may increase, but may not decrease, the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

3.	Section 5(b) (“Bonus”) is replaced with the following:

With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus with a target annual bonus of $1,250,000 based on Holdings’ annual growth rate in EBITDA (“EBITDA AGR”) for the applicable calendar year compared to the EBITDA for the prior calendar year. EBITDA is as reported in Holdings’ earnings press releases, unadjusted for payments from T-Mobile. If Holdings’ EBITDA AGR year over year is positive, then the amount of the Bonus earned is determined by dividing (i) Holdings’ actual EBIDTA AGR for the applicable calendar year, by (ii) a target percent to be set by the Committee in its sole discretion, and then multiplying the resulting fraction by $1,250,000; provided, however that Bonus shall not exceed $1,250,000. If Holdings’ EBITDA AGR for the applicable year is zero or negative then no Bonus shall be paid.

4.	Section 5(g)(ii) is replaced with the following:

(ii) With respect to each calendar year during the Term, Executive shall receive a grant of Restricted Stock as described herein. With respect to 2026, 2027 and 2028, Holdings shall grant to Executive 229,657 shares of time-based Restricted Stock representing a value of Five Million Dollars ($5,000,000) (“Time Vesting Shares”) and 321,520 shares of performance-vesting Restricted Stock representing a value of Seven Million Dollars ($7,000,000 ) (the “Performance Vesting Shares,” and together with the Time Vesting Shares, the “Restricted Shares”), subject to the vesting requirements described below. The number of Restricted Shares granted for each of 2026, 2027 and 2028 was determined using the average closing share price of Holdings’ common stock over the trading days during the month of December 2025. With respect to 2026, Holdings granted the Time Vesting Shares and Performance Vesting Shares on December 31, 2025. With respect to 2027 and 2028, provided Executive is employed by the Company on January 1 of such year, each year Holdings shall grant to Executive the Time Vesting Shares and the Performance Vesting Shares.

Time Vesting Shares granted in 2026, subject to Executive’s continued employment with the Company through the Term, will vest on January 1, 2029.

Time Vesting Shares granted in 2027 or 2028 will vest in three equal yearly installments beginning in January of the year following the year of the grant (e.g. a grant in January 2027 shall vest in January 2028, January 2029 and January 2030 and a grant in 2028 shall vest in January 2029, January 2030 and January 2031), subject to Executive’s continued employment with the Company through each applicable vesting date.

Performance Vesting Shares will be eligible to be earned on the first March 15 following the end of a three-year performance period (a “Performance Period”) (e.g., a grant with respect to the 2026 calendar year shall relate to performance during the period beginning on January 1, 2026 and ending on December 31, 2028 and the number of earned Performance Vesting Shares, if any, will vest on March 15, 2029 and a grant for 2027 shall relate to performance during the period beginning on January 1, 2027 and ending on December 31, 2029 and the number of earned Performance Vesting Shares, if any, will vest on March 15, 2030), subject to Executive’s continued employment with the Company through the last day of the Performance Period, and based upon Executive’s achievements during the applicable Performance Period relative to the following performance targets to be determined and/or amended by the Committee, in its sole discretion in the year prior to the applicable year of grant:

(a)	up to One Hundred Percent (100%) of the Performance Vesting Shares shall vest only if Holdings’ compound annual growth rate in EBITDA (“EBITDA CAGR”) for the last year of the Performance Period compared to the EBITDA CAGR for the year immediately prior to the beginning of the applicable Performance Period is positive. EBITDA is as reported in Holdings’ earnings press releases, unadjusted for payments from T-Mobile. If Holdings’ EBITDA CAGR for the applicable Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) Holdings’ actual EBIDTA CAGR, by (ii) a target percent to be set by the Committee in its sole discretion, and then multiplying the resulting fraction by the number of Performance Vesting Shares. If Holdings’ EBITDA CAGR for the applicable Performance Period is zero or negative then no Performance Vesting Shares subject to this clause (a) will vest. Any Performance Vesting Shares subject to this clause (a) which do not vest on the applicable vesting date will be forfeited and cancelled.

With respect to the Performance Vesting Shares, in the event of a material merger, acquisition, sale, divestiture or other business combination (materiality to be determined by the Committee in its sole discretion), the independent directors of the Board of Directors of Holdings may, in their good faith discretion, adjust the CAGR target percentages previously set for one of more of the Performance Vesting Shares set forth in subsection (a) above to prevent dilution or enlargement of the potential benefits intended to be made available under the applicable awards.

Each grant of Restricted Shares will be issued pursuant to the Second Amended and Restated Cogent Communications 2017 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) of Holdings and shall be subject to the Plan, the applicable award agreement and such other terms and conditions set by the Committee.

Except as herein amended the Employment Agreement shall remain in full force and effect.

Accepted and Agreed to:

As to Sections 1 and 2: Cogent Communications, LLC As to Section 3: Cogent Communications Holdings, Inc.

/s/ David Schaeffer	by:	/s/ John Chang
David Schaeffer		John Chang
In his individual capacity		Chief Legal Officer and VP
Cogent Communications, LLC and Cogent
Communications Holdings, Inc. on behalf of the board of directors

Date: December 31, 2025		Date: December 31, 2025